EXHIBIT 99.1

CLARIENT REPORTS THIRD QUARTER REVENUE UP 59%; ACHIEVES FIRST

OPERATING PROFIT

Increases Guidance for 2008 Revenue Growth

ALISO VIEJO, Calif. (October 29, 2008) — Clarient, Inc. (Nasdaq: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the pharmaceutical  industry, today announced financial results for the three and nine months ended September 30, 2008.

Revenue for the third quarter of 2008 increased 59% to $19.0 million compared with $11.9 million for the third quarter of 2007, and increased 12% compared with $16.9 million for the second quarter of 2008.  This marks Clarient’s 17th consecutive quarter of sequential revenue growth.  The increase over the third quarter of 2007 was driven by higher testing volume, favorable service mix and higher Medicare reimbursement rates. These factors also drove a 69% increase in revenue to $51.8 million for the first nine months of 2008 compared with the same period in 2007.

“Our strong third quarter results reflect the ongoing successful development of our commercial channel, including the rapid uptake of the recently introduced K-ras test for patients with colorectal cancer,” said Ron Andrews, Clarient’s Chief Executive Officer.  “We have reached a milestone in our operating model where 2009 revenue growth is expected to increase operating profit and cash flow,” he continued.  “Importantly, we also look forward to adding several new growth drivers to our business in coming months.  These include the launch of the Clarient Insight Dx™ Breast Cancer Profile, and the introduction of the Clarient Insight Dx™ Prostate Profile licensed from Health Discovery Corporation.  These new products will be supported by the publication and presentation of positive scientific data at upcoming key medical conferences.

“Also, we are expanding our sales and marketing operations with additional sales representatives who will cover previously underserved territories. Our technological expertise and improved financial prospects have positioned Clarient to pursue exciting new opportunities that we believe will build shareholder value,” added Mr. Andrews.

Testing volumes for the third quarter of 2008 increased by 53% over the third quarter of 2007 as a result of breast prognostics/solid tumor testing volumes increasing 27%, leukemia/lymphoma volumes increasing 73%, and PCR/molecular testing increasing 208%.

Gross profit for the third quarter of 2008 was $11.8 million, an increase of 91% compared with $6.2 million for the third quarter of 2007. Gross margin for the third quarter of 2008 was 62% compared with 52% for the third quarter of 2007. Gross margin improved primarily as a result of volume growth, especially in high-value tests, as well as higher reimbursement rates and increased employee productivity.

Total operating expenses were $11.7 million for the third quarter of 2008, an increase of 33% compared with $8.7 million for the third quarter of 2007, due to increased bad debt expense, billing costs, as well as investments in sales and marketing. The increase in bad debt expense was due to deterioration in the aging and cash collections of the receivables older than 120 days.  The increase in expense was partially offset by a reduction in anticipated accrued bonus expense.

Operating income for the third quarter of 2008 was $0.2 million compared with an operating loss of $2.5 million for the same period of 2007.  Net loss for the third quarter of 2008 was $2.2 million, or $0.03 per share, compared with a net loss of $2.9 million, or $0.04 per share, for the same period of 2007.

Adjusted EBITDA (defined below) for the third quarter of 2008 was $1.4 million, compared with Adjusted EBITDA loss of $1.3 million for the third quarter of 2007.  Adjusted EBITDA for the nine months ended September 30, 2008 was $2.6 million, compared with Adjusted EBITDA loss of $4.9 million for the first nine months of 2007.

Clarient’s Senior Vice President and Chief Financial Officer Ray Land said, “Clarient reached operating profitability in the third quarter while sustaining increased costs from higher growth and making investments in marketing and technology that will support future growth.  This includes the June 2008 transition to an in-house billing system that we expect will save the Company approximately $2 million per year by expediting the billing process, lowering days sales outstanding and improving collections. Furthermore, we believe our plans can be implemented with our present cash balance and available credit facility. While we recognize the traditional seasonality of the fourth quarter, based on our outstanding performance in the third quarter and first nine months, we are again raising our guidance of full year 2008 revenue growth from a range of 45% to 55% to a range of 55% to 60% over our revenue for 2007.”

As of September 30, 2008, the Company’s cash and cash equivalents were $1.9 million compared with $1.5 million as of December 31, 2007.  In addition, the Company ended the quarter with a total of $10.6 million available under existing lines of credit.

Conference Call

Clarient will hold a conference call to discuss third quarter 2008 results and certain future expectations, followed by a question and answer period:

Date:	Wednesday, October 29, 2008

Time:	5:00 pm Eastern

Call-in Number:	1-866-844-2998 (domestic)
+706-634-8595 (international)

Conference ID Number: 68732781

Webcast: www.clarientinc.com/investor

Web Replay: For those unable to participate during the live broadcast, the webcast replay will be archived at www.clarientinc.com/investor shortly after the call and will be available for one year.

About Clarient

Clarient combines innovative diagnostic technologies with world class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies. The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and diagnostic services available both onsite and over the web. The Company is also developing new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung and colon cancers, and leukemia/lymphoma. Clarient is a Safeguard Scientifics, Inc. partner company. www.clarientinc.com

About Safeguard

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS) / Internet-based Businesses, Technology-Enabled Services and Vertical Software Solutions, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward Looking Statements

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services  business,  the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under the Company’s credit facilities, limitations on the Company’s ability to borrow funds under its credit facilities based on the Company’s qualified accounts receivable and other liquidity factors, the Company’s ability to obtain annual renewals of or replacements for its credit facilities,  the effects of a going concern audit opinion on the Company’s operations, the Company’s ability to successfully transition its billing function in-house from a third party vendor,  whether the conditions to payment of all or any portion of the contingent consideration from the Company’s prior sale of its instrument systems business to Zeiss are satisfied, the Company’s ability to remediate the material weaknesses in the Company’s internal control over financial reporting,  the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all,  unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company’s ability to fund development of new diagnostic tests and novel markers and  the amount of resources the Company determines to apply to novel marker development and commercialization,  failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by the Company as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense and (iv) stock-based compensation expense. Adjusted EBITDA as defined by the Company may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes that using Adjusted EBITDA as a metric can enhance an overall understanding of the Company’s expected financial performance from ongoing operations, and Adjusted EBITDA is used by management for that purpose. We believe that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in evaluating companies such as ours and that it provides a useful measure of our financial performance since its use eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments, interest on our debt, capital lease obligations and non-cash stock based compensation charges. In addition, under our credit facilities with Gemino Healthcare Finance LLC and Comerica Bank we are required to maintain minimum levels of Adjusted EBITDA.

There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company’s recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating our performance based on traditional GAAP financial measures. Accordingly, in analyzing our future financial performance, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Contact:

Lippert/Heilshorn & Associates
Don Markley (dmarkley@lhai.com)
310.691.7100

TABLES FOLLOW

Clarient , Inc.

Condensed Adjusted Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue	$18,997	$11,936	$51,799	$30,638
Cost of revenue	7,159	5,739	20,134	16,311

Gross profit	11,838	6,197	31,665	14,327

Selling, general and administrative expenses	11,653	8,741	33,339	22,876
Income (loss) from operations	185	(2,544)	(1,674)	(8,549)

Other expense and taxes, net	2,399	492	5,753	1,823
Loss from continuing operations	(2,214)	(3,036)	(7,427)	(10,372)

Income from discontinued operations	—	153	—	5,514

Net loss	$(2,214)	$(2,883)	$(7,427)	$(4,858)

Basic and diluted income (loss) per common share:

Loss from continuing operations	$(0.03)	$(0.04)	$(0.10)	$(0.15)
Income from discontinued operations	—	—	—	$0.08

Net loss	$(0.03)	$(0.04)	$(0.10)	$(0.07)

Weighted average number of common shares outstanding	72,616,482	71,613,956	72,330,964	71,482,084

Reconciliation of “Loss from Continuing Operations to Adjusted EBITDA”

Loss from Continuing Operations	$(2,214)	$(3,036)	$(7,427)	$(10,372)
Interest Expense, net	2,399	492	5,747	1,800
Depreciation	961	831	2,815	2,500
Stock Compensation Expense	241	377	1,424	1,195
Taxes	—	—	6	23

Adjusted EBITDA	$1,387	$(1,336)	$2,565	$(4,854)

Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,
	2008 (unaudited)	December 31, 2007

Cash and cash equivalents	$1,870	$1,516
Accounts receivable, net	16,858	12,020
Property and equipment, net	11,543	10,997
Other assets	2,045	2,085

Total assets	$32,316	$26,618

Total liabilities	$35,097	$31,407
Stockholders’ deficit	(2,781)	(4,789)

Total liabilities and stockholders’ deficit	$32,316	$26,618

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